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                                                                    Exhibit 99.1


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                                                                         BAKER
                                                                          HUGHES

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NEWS RELEASE
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Contact:                                               Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039                                    P.O. Box 4740
gary.flaharty@bakerhughes.com                          Houston, Texas 77210-4740
Kyle J. Leak (713) 439-8042
kyle.leak@bakerhughes.com

BAKER HUGHES ANNOUNCES $275 MILLION STOCK REPURCHASE PROGRAM

HOUSTON, September 10, 2002. Baker Hughes Incorporated (NYSE: BHI; PCX; EBS) announced today that its Board of Directors has authorized the company to repurchase up to $275 million of its common stock from time to time. Repurchases are expected to be made on a discretionary basis in the open market or otherwise at times and in amounts as determined by management, subject to market conditions, applicable legal requirements, available cash and other factors. At a stock price of $27.50 per share, approximately 10 million shares, or 3% of the company's approximately 338 million outstanding shares, could be repurchased under this program.

Michael E. Wiley, Chairman, President and CEO of Baker Hughes stated, "As a result of the improvement in the company's financial flexibility, we are in a position where we are able to take advantage of various strategic options. This stock repurchase program is expected to give us the ability to more effectively manage our capital structure. The stock repurchase program will be balanced with other strategic options, including internal and external investment opportunities and further debt reduction."

This news release (and oral statements made regarding the subjects of this release) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "expect," "expected," "intends," "should," "will," "may," "could," and similar expressions are intended to identify forward-looking statements.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

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                      NOT INTENDED FOR BENEFICIAL HOLDERS.









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